SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2001

CAPITAL AUTOMOTIVE REIT
(Exact name of registrant as specified in its charter)

Maryland	000-23733	54-1870224

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

140 Spring Hill Round
Suite 525
McLean, Virginia 22102
(703) 288-3075
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
 (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

      On August 10, 2001, Capital Automotive REIT (“Capital Automotive”), through a subsidiary of Capital Automotive L.P. (the “Partnership” and, collectively with Capital Automotive and the subsidiaries of the Partnership, the “Company”), completed the acquisition of nine automotive retail properties (the “Properties”) from certain entities of the CarMax Group (NYSE: KMX), a division of Circuit City Stores, Inc. (NYSE: CC), for an aggregate purchase price, excluding closing costs, of approximately $102.4 million. The Properties have been operated and will continue to be operated, pursuant to long-term, “triple-net” leases, as eight used car superstores and five franchised automobile dealerships, consisting of Toyota, Mitsubishi and Nissan franchises. Under a triple-net lease, the tenant typically pays all operating expenses of a property, including, but not limited to, all real estate taxes, assessments and other governmental charges, insurance, utilities, repairs and maintenance.

      The Properties, all of which are owned in fee simple, contain approximately 413,000 square feet of buildings and improvements on approximately 116 acres of land in seven states (California, Florida, Maryland, South Carolina, Tennessee, Texas and Virginia). The Properties consist of the land, one or more new and used automobile retail showrooms, office space, adjacent service and repair facilities, parts and accessories departments and additional acreage set aside for body shops, parking for inventory, vehicles awaiting service and future development. Management believes that the Properties are suitable and adequate for their continued use as automotive retail properties and are adequately covered by insurance, which is provided by the tenant. Under the terms of the leases, the Company has no current plans for any renovation or additional improvement or development of the Properties.

      The aggregate consideration of approximately $102.4 million, excluding closing costs, for the acquisition of the Properties was based on arms-length negotiations between the Company and the sellers, none of whom are affiliated with the Company. On August 8, 2001, the Company completed the sale of 3,852,500 common shares in an underwritten public offering and received approximately $61.8 million in net proceeds. The Company financed the purchase price with net proceeds of the offering and a mortgage loan from Toyota Motor Credit Corporation. The mortgage loan, which has an original principal amount of $82.6 million and a term of 12 years, bears interest at a rate equal to the 30-day LIBOR rate plus 175 basis points and is secured by the Properties. The mortgage loan requires quarterly payments of principal and interest based on a 30-year amortization schedule, with a final principal amount of $49.6 million due in August 2013. The Company may prepay the unpaid principal balance of the mortgage loan in whole or in part at any time after 12 months from the date of the loan without prepayment penalty or premium. If prepaid during the first 12 months, there is a prepayment charge equal to one percent (1%) of the amount prepaid.

      In connection with these property acquisitions, the Company entered into nine long-term leases with CarMax, Inc. As a result, each Property is 100% leased to a single tenant under a triple-net lease. The terms of the leases are substantially identical to each other except that the amount of the rent varies. The initial lease terms are 15 years, with two 10-year renewal options exercisable at the option of the tenant. Rent payable under these leases with CarMax, Inc. represents approximately 9.6% of the Company’s total annualized rental revenues as of June 30, 2001.

      Pursuant to the terms of a substitution agreement, during the initial term of the leases, CarMax, Inc. may, with the approval of the Company, substitute one or more Properties with one or more reasonably comparable properties of equal or greater value based on independent third party appraisals. Any substitute property must be subject to a lease with CarMax, Inc. with base rent at least equal to the base rent on the original property.

Item 7. Financial Statements, Pro Forma Information and Exhibits.

(a)  Not applicable.

(b)  Pro forma financial information:

      Pro forma financial statements for the Registrant, as prescribed by Article 11 of Regulation S-X, will be provided in an amendment to this Form 8-K.

(c)  Exhibits:

Exhibit No.	Description

2.1	Purchase Agreement dated as of July 20, 2001 by and among Capital Automotive L.P., CarMax Auto Superstores, Inc. and CarMax Auto Superstores West Coast, Inc.*

2.2	Substitution Agreement dated as of August 10, 2001 by and between CarMax Inc. and CAR CMX L.P.*

99.1	Form of Lease Agreement, each between CAR CMX L.P., as landlord and CarMax, Inc., as tenant

*	Exhibits and Schedules have been omitted but will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Automotive REIT

Dated:	August 24, 2001	By:	/s/ David S. Kay

David S. Kay Vice President and Chief Financial Officer